JOINDER AND AMENDMENT TO AGENCY SERVICES AGREEMENT

This Joinder and Amendment (“Amendment”) to the Agency Services Agreement, dated March 2, 2012, as amended (the “Principal Agreement”), among Exchange Traded Concepts Trust (“Trust”) acting on behalf of its Funds listed on Exhibit A thereto and JPMorgan Chase Bank, N.A. (“J.P. Morgan”), is entered into as of  January 31, 2013, among Trust acting on behalf of its Funds listed on Exhibit A thereto, Yorkville High Income Infrastructure MLP ETF and J.P. Morgan, and is effective as of February 12, 2013 (“Effective Date”).

W I T N E S S E T H:

WHEREAS, the Parties entered into the Principal Agreement pursuant to which J.P. Morgan was appointed to provide certain services on behalf of the Trust with respect to the creation and redemption of ETF Shares, as the Trust’s agent; and

WHEREAS, the Parties now wish to update the Exhibit A of Funds and add Yorkville High Income Infrastructure MLP ETF, (“New Fund”) as a Party to the Principal Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereby agree as follows:

1.	Definitions. Terms defined in the Principal Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	Amendments. The Principal Agreement shall be amended as follows:

(A)
The New Fund shall be added as a Party to the Principal Agreement, as of the Effective Date, and all references to “Fund” or “ETF Series” in the Principal Agreement shall include references to the New Fund.

(B)	Exhibit A to the Principal Agreement is hereby deleted and replaced by the revised Exhibit A attached hereto.

(C)	Save as varied by this Amendment, the Principal Agreement is confirmed and shall remain in full force and effect.

3.	Joinder. The New Fund hereby agrees to be subject to and be bound by the terms and conditions of the Principal Agreement and shall be deemed to be a Party thereto as of the Effective Date.

4.
Representations.  Each party represents to the other Parties that all representations contained in the Principal Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each Party, as the case may be, on the date of this Amendment.

5.
Entire Agreement.  This Amendment and the Principal Agreement and any documents referred to in each of them, constitutes the whole agreement between the Parties relating to their subject matter and supersedes and extinguishes any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter.  If any of the provisions of this Amendment are inconsistent with or in conflict with any of the provisions of the Principal Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail as between the parties.

6.
Counterparts.  This Amendment may be executed in any number of counterparts which together shall constitute one agreement.  Each Party may enter into this Amendment by executing a counterpart and this Amendment shall not take effect until it has been executed by all Parties.

7.	Law and Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

EXCHANGE TRADED CONCEPTS TRUST

By:	/s/ J.Garrett Stevens
Name:	J.Garrett Stevens
Title:	CEO

YORKVILLE HIGH INCOME INFRASTRUCTURE MLP ETF

By:	/s/ Darren R. Schuringa
Name:	Darren R. Schuringa
Title:	Managing Partner

JPMORGAN CHASE BANK, N.A.

By:	/s/ Phyllis A. Schroder
Name:	Phyllis A. Schroder
Title:	Executive Director

AGENCY SERVICES AGREEMENT

EXHIBIT A

LIST OF ETF SERIES

1.	Yorkville High Income MLP ETF
2.	Yorkville High Income Infrastructure MLP ETF

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